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                                                                    Exhibit (11)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Financial Statements" and "Independent Auditors" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment No. 14 to the Registration Statement (Form N-1A No. 2-97840) of the Navigator Money Market Fund, Inc. and Post-Effective Amendment No. 12 to the Registration Statement (Form N-1A No. 33-3082) of the Navigator Tax-Free Money Market Fund, Inc. of our report dated April 11, 1997, included in the 1997 Annual Report to Shareholders of the Navigator Money Market Fund, Inc. and Navigator Tax-Free Money Market Fund, Inc.

                                             /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
June 26, 1997